Smith Barney Income Funds, Inc.
Results of a special meeting of shareholders

On 10/21/05, a special meetings of shareholders was held to:
(1) elect Trustees and (2) approve a new management agreement. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the special meeting of shareholders.


1. Election of Trustees
			              Authority
  Name		      Votes for       Withheld	   Abstentions
--------------------------------------------------------------
Lee Abraham          363,970,309      12,151,009     7,498
Jane F Dasher        364,159,099      11,962,220     7,498
Richard E Hanson Jr  364,145,994      11,975,325     7,498
Paul Hardin          364,043,269      12,078,050     7,498
Roderick C Rasmussen 363,954,363      12,166,956     7,498
John P Toolan        364,074,893      12,046,426     7,498
R Jay Gerken         363,907,662      12,213,657     7,498


2. Approval of New Management Agreement

Item Voted      Votes       Votes     	              Broker
   on	         for        against     Abstentions  non-votes
--------------------------------------------------------------
new
management     21,837,836   769,449     900,988      2,370,617
agreement